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Genta and IDIS Announce Global Ex-U.S. Agreement for Named
Patient/Compassionate Use Distribution of Ganite® and Genasense®

BERKELEY HEIGHTS, NJ and WEYBRIDGE, U.K. – March 7, 2007 – Genta Incorporated (NASDAQ: GNTA) and IDIS today announced the signing of an agreement whereby IDIS will distribute two of Genta’s oncology products, Ganite® (gallium nitrate injection) and Genasense® (oblimersen sodium) Injection, on a named patient/compassionate use basis.  The global agreement covers all territories except the United States.   “Named patient” distribution refers to the distribution or sale of a product to a specific healthcare professional for the treatment of an individual patient.  IDIS, a privately owned company based in the United Kingdom, will manage the named patient programs for Genta.

Ganite is approved and marketed by Genta in the U.S. for treatment of cancer-related hypercalcemia that is resistant to hydration.  Early Phase 2 studies using Ganite as an investigational drug to reduce accelerated bone resorption have been completed in patients with bone metastases and in Paget’s disease of bone.  The drug is currently being tested at higher doses as a direct anticancer agent in patients with relapsed or refractory non-Hodgkin’s lymphoma.  A Marketing Authorization Application for Genasense plus dacarbazine in patients with advanced melanoma is currently pending review in Europe.  Genta is testing Genasense in ongoing clinical trials with other chemotherapy drugs in patients with melanoma and other diseases.  The Company expects to allocate a percentage of net proceeds from the IDIS program to support compassionate use in indigent patients; the remainder will support further clinical research.

Natalie Douglas, Managing Director of IDIS, commented: “We are delighted to be working with Genta to manage access to Genasense and Ganite for oncology patients who have the potential to benefit from the Company’s innovative therapies.”

“Genta is committed to securing regulatory approval of its drugs on a global basis, and we welcome IDIS’s assistance with this key program,” said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.  “We are pleased to be able to provide these drugs that address critical unmet medical needs to seriously ill patients in response to prescriber requests.”

On Wednesday March 7, 2007, management from Genta and IDIS will host a joint conference call and live audio webcast to provide an overview of the agreement at 4:30 pm EST.

Conference call information:

US/Canada call:  877-634-8606; conference code #2121156

International call:  706-679-3140; conference code #2121156

Webcast: http://www.genta.com/genta/InvestorRelation/events.html

Audio replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are:

US/Canada call:  800-642-1687; conference code #2121156

International call: 706-645-9291; conference code #2121156

About IDIS

IDIS is the world leader in sourcing and supplying novel medicines for named patient programs and has a proven track record of working in strategic partnership with US based companies to bring US registered drugs to Europe for the first time. IDIS supports its customers in 66 countries worldwide and supplies more than 600 different medicines, per month, on a named-patient basis to medical professionals worldwide. IDIS is currently managing 26 named patient programs on behalf of major pharmaceutical companies and the biotech community, half of which are on behalf of US based companies. IDIS is headquartered in Weybridge, UK. For more information on IDIS please visit our website at www.idispharma.com.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  Genta has completed a pending Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release and the conference call to follow may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the Company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;

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the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

CONTACT:

For Genta Incorporated

Tara Spiess/Andrea Romstad
TS Communications Group, LLC
(908) 286-3980

info@genta.com

For IDIS

Scott Solomon

Sharon Merrill Associates, Inc.

(617) 542-5300

IDIS@investorrelations.com